Exhibit 3.01

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Valero GP Holdings, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows: The name of the company is NuStar GP Holdings, LLC.

3. The Certificate of Amendment is to become effective April 1, 2007

IN WITNESS WHEREOF, the undersigned executed this Certificate on the 21st day of March 2007.

By: /s/ Steven A. Blank

Authorized Person

Name: Steven A. Blank,

Senior Vice President, Chief Financial Officer and Treasurer